Exhibit 10.37

SYMBION SCIENCE PARK
3, Fruebjergvej
DK - 2100 København Ø
Phone:	+45 3917 9999
Fax:	+45 3927 5521
info@symbion.dk
www.symbion.dk

6. marts 2000
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Fruebjergvej.doc
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L E A S E   A G R E E M E N T

made between

Symbion

CVR No. 10 36 97 03

Fruebjergvej 3, DK-2100 Copenhagen Ø

(hereinafter referred to as “Symbion”)

and

Ciphergen Biosystems A/S

CVR No. 25 05 78 05

(hereinafter referred to as “the Lessee”)

concerning premises in the

Symbion Science park

Fruebjergvej 3/Gribskovvej 4

DK-2100 Copenhagen Ø

List of Contents:

1	Premises
2	Services
3	Effective Date
4	Layout
5	Use
6	Amount and Payment of Rent
7	Adjustment of Rent by Special Agreement
8	Adjustment of Rent by Statute
9	Deposit
10	Operating Costs
11	Heating Expenses
12	Other Costs and Expenses
13	Disclaimer by Symbion
14	Insurance
15	Maintenance
16	Rebuilding, etc., by Lessee
17	Signs
18	Subletting
19	Assignment
20	Term and Termination
21	Compensation on Termination
22	Vacation of Premises
23	VAT
24	Contract Formalities

Appendices:

1	Budget of Operating Costs and Heating Expenses
2	Check-list Business Leases Act (Erhvervslejeloven)

1                      Premises

(1.1)                         The Premises are located in the Property known as Symbion Science Park, at Fruebjergvej 3/Gribskovvej 4, DK-2100 Copenhagen Ø, title no. 1185. The tenancy comprises (incl. share in walls but excl. common area):

Room nr.	Area	Of which Inner room	Of which laboratory	Basement extra charge
253	197	0	119	0
K016	0	-	-	64
-	-	-	-	-
-	-	-	-	-
-	-	-	-	-
-	-	-	-	-
-	-	-	-	-
-	-	-	-	-
-	-	-	-	-
-	0	0	0	0
I alt	197	0	119	64

(1.2)                         With the other lessess in the Property the Lessee has access to common entrance areas (lobby, corridors, staircases, lifts), canteen and restaurant facilities, common toilets, changing rooms, bicycle store and parking space in the parking area of the Property; but Symbion may deal with the said common areas at its discretion, e.g. by reserving  them for the exclusive use of the lessees of the Property or any other specified parties.

(1.3)                         The Lessee may lease basement premises for storage purposes by special agreement.

(1.4)                         The Lessee’s postal address will be:

                                                             Ciphergen Biosystems A/S

                                                             Fruebjergvej 3, PO Box 253

                                                             DK-2100 Copenhagen Ø.

2                      Services

(2.1)                         Symbion will render basic services to the Lessee, including:

(a)	Reception area, including reception of visitors, letters and parcels and booking of taxis.
(b)	Telephone services, including answering of calls and taking of messages.
(c)	Post, including sorting of letters and reception of parcels subject to notification from time to time of any parcels received.
(d)	Conference facilities, including free use of conference rooms with standard AV equipment to the extent and on the conditions stipulated by Symbion.

(2.2)                         In addition, the Lessee may select supplementary services by special agreement and for a separate charge, including:

(a)	Entrepreneur package, including bookkeeping and accounting assistance and other assistance, etc.
(b)	Laboratory package
(c)	Service package
(d)	Meals in canteen subject to purchase of vouchers

3                      Effective Date

(3.1)                         The lease shall become effective on 1 April, 2003 (hereinafter referred to as “the Effective Date”).

(3.2)                         Present contract substitutes the lease dated 27 March, 2000.

4            Layout

(4.1)                         Lessee is to undertake all renovation obligations as stated previously in the lease dated 27 March, 2000.

(4.2)                         If the Premises contain any specific facilities or installations, including laboratory facilities, taken over by the Lessee from the previous lessee, the occupation report shall include a separate description of any such facilities, etc.

(4.3)                         With regard to taking up occupation, Symbion delivers the following services, which are compulsory:

Number	Extra	Description
1	*

Setting up of IP address as well as connection to the Research net/Internet and establishment of subscription to this, which can /automatically be annulled at termination of notice period of tenancy, at the earliest. Consumption is paid according to account.

1	*

Telephone subscription comprising company’s main telephone number as well as establishment of subscription hereto, which can/automatically be annulled at termination of notice period of tenancy, at the earliest. Consumption is paid according to account. Connection of telephone occurs from one of the existing plugs in the rented area.

1		Nameplate interior
1		Nameplate exterior
1	*	Key
1	*	Access card
1		Post box in the post room incl. key
*) Additional orders for marked services can be offered.

All services mentioned above and any services not mentioned here, which are supplied on demand, are supplied and settled in relation to the, at any time, current price and supply terms of Symbion Science Park.

The lessor requires the leased premises to be photographed at the latest, 2 weeks after present contract has been signed.

5                      Use

(5.1)                         The Premises shall be used for office and research purposes, including development work, and shall not be used for any other purpose without the written consent of Symbion.

(5.2)                         In connection with the use described in Clause 5.1, the Premises may be used to a limited extent for production and trade, but the Premises shall not be used for pure production or trading purposes or for offices therefor.

(5.3)                         The Symbion management is entitled to receive information with documentation about the business conducted by the Lessee from the Premises.

(5.4)                         The Lessee represents that the Lessee will not carry on any business from the Premises for which the location in the Property is of material importance or significance. Consequently, the lease is not subject to section 62 of the Business Leases Act (hereinafter referred to as “the Act”).

(5.5)                         The Lessee is aware of the EU and FDA rules on GMP (Good Manufacturing Practice), according to which activities involving certain medicinal and pharmaceutical products shall not be carried on from the same building. Symbion is not responsible for ensuring the compliance by the Lessee or any other lessees with the GMP rules.

(5.6)                         At the time of the Lease Agreement the Premises may be used for the agreed purpose subject to applicable legislation, the existing planning for the area (regional plan, municipal plan, local plan, etc.) and any registered easements or covenants affecting the Property.

(5.7)                         The Lessee is responsible for ensuring that the business conducted by the Lessee from the Premises does not conflict with public regulations. If the nature of the business conducted by the Lessee from the Premises necessitates the grant of any permit or licence from public authorities, including building authorities, fire protection authorities, public health authorities, environmental authorities, working environment authorities or any other authorities, or requires any rebuilding or specific installations or other facilities to be provided by order of public authorities, the Lessee shall at its own expense obtain any such permits or licences and take any such measures. The Lessee shall without undue delay notify Symbion of any public requirements and shall submit copies to Symbion of any public requirements and permits or licences.

(5.8)                         Symbion is entitled to lease other premises in the Property for the same purpose as the Premises leased hereunder. Symbion will endeavour to achieve the most expedient relative location of the respective lessees of the Property, e.g. in such a way that any lessees which must be deemed to be competitors are located at a certain distance from each other; but it is for Symbion to determine the extent to which such factors can be considered.

6                      Amount and Payment of Rent

(6.1)        The annual rent constitutes:

Room nr.	Basic rent cf. §1.2 and §1.3	Basic service cf. §2.1	Inner room discount cf. §6.3	Laboratory extra charge cf. §6.4	Basement rental cf. §6.5	Total annual rent	On account operation costs cf. §10	On account heating contribution cf. §11	Total rent	Deposit cf. §9
m2 cost (DKK)	2.123,00	155,00	-428,00	322,00	424,00	-	422,00	247,00	-	(4/12 of the total annual rent)
253	418.231,00	30.535,00	0,00	38.318,00	0,00	487.084,00	83.134,00	48.659,00	618.877,00	162.362,00
K016	-	-	-	-	27.136,00	27.136,00			27.136,00	9.046,00
-	-	-	-	-	-
-	-	-	-	-	-
-	-	-	-	-	-
-	-	-	-	-	-
-	-	-	-	-	-
-	-	-	-	-	-
-	-	-	-	-	-
-	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00
Total	418.231,00	30.535,00	0,00	38.318,00	0,00	514.220,00	83.134,00	48.659,00	646.013,00	171.408,00

(6.2)                         The annual rent shall be payable in advance on 1 January, 1 April, 1 July, 1 October, the first payment to be made upon signature of the Lease Agreement for the period from 1 April 2003 to 30 June 2003. The next payment shall be made on 1 July 2003 for the period from 1 July 2000 to 30 September 2003 and thereafter on the first day of each of the above quarters.

(6.3)                         An annual discount of DKK 428.000 per sqm net area will be deducted from the base rent for all interior rooms.

(6.4)                         For all laboratory rooms, a compulsory annual extra charge of DKK 322,00 per square metre net area laboratory, is to be paid.

7                      Adjustment of Rent by Special Agreement

(7.1)                         The annual rent will be increased once a year, on the 1 January, by 4%.

(7.2)                         The rent will be adjusted on the basis of the current annual rent for the month immediately before the adjustment takes effect.

8                      Adjustment of Rent by Statute

(8.1)                         Notwithstanding any provision on non-termination, adjustment by special agreement or any other increases agreed upon, either party may require the annual rent to be adjusted in accordance with the rent legislation in force from time to time, e.g.

                             (a)           as a result of changes in taxes and duties, cf. sections 10-12 of the Act;

                             (b)           at market rent, cf. section 13 of the Act; or

                             (c)           as a result of improvements, cf. sections 31-32 of the Act.

(8.2)                         Any taxes and duties payable in respect of the Property as at 1 January 2002 are included in the annual rent. In case of any future changes in taxes and duties, that date will be the reference date for rent adjustments.

(8.3)                         The share of taxes and duties for the entire Property which is payable in respect of the Premises is calculated in proportion to the net area, cf. Clause 1.1, and any future adjustment shall be distributed on the same basis.

(8.4)                         If the annual rent is adjusted in accordance with the rent legislation in force from time to time, the rent adjustment agreed under Clause 7.1 shall continue on the new basis.

9                      Deposit

(9.1)                         Upon signature of the Lease Agreement the Lessee shall pay a deposit in cash equivalent to 4 months’ annual rent. No interest shall accrue to the Lessee in respect of the deposit.

(9.2)                         The deposit shall serve as security for the Lessee’s liabilities under the Act and this Agreement, including as security for the Lessee’s liabilities in connection with the vacation of and any defects in the Premises.

(9.3)                         The deposit shall be adjusted with the annual rent, so that the deposit shall at all times correspond to the current annual rent in respect of the agreed number of months.

(9.4)                         The Lessee may require the deposit to be released within 45 days of vacation of the Premises, subject to any liability on the part of the Lessee being set off against the amount released; also, the deposit may be retained in part as security for any unliquidated liabilities.

10     Operating Costs

(10.1)                   In addition to the annual rent the Lessee shall pay the proportion of the operating costs of the Property which is applicable to the Premises, in so far as such costs are not included in the heating accounts or otherwise charged separately:

                   (a)     Cleaning and window-cleaning, including cleaning of exterior parts, lawn-mowing, weed control, flux, interior cleaning of leased premises and common premises, washing of stairs, window-cleaning, removal of graffiti and any other cleaning.

                   (b)     Consumption of electricity, including electricity tax, Co2 tax (electricity) for lighting of common areas and entrances, operation of technical installations, including lifts, ventilation system, etc.

                   (c)     Burglary and security system, including access control, technical monitoring, alarm, sprinkler system, fire fighting equipment and fire technology officer.

                   (d)     Maintenance of common areas, including installations and surrounding areas.

                   (e)     Refuse collection and snow-clearing, including flux.

                   (f)      Preparation of joint accounts

(g)              Insurances, including buildings and fire insurance, any applicable insurance of fixed glass, chattels and sanitary ware, as well as a Falck salvage services subscription and fire contribution.

(h)              Service subscription, property/installations including telephones, elevators and other technical installations in the property.

(i)                  Operations manager, including salary and telephone for operations manager.

(10.2)                   Operating costs for the entire Property shall be apportioned to the individual premises leased in proportion to net areas, cf. Clause 1.2.

(10.3)                   Symbion is entitled to claim reimbursement from the Lessee of any extra costs due to the business carried on by the Lessee from the Premises, e.g. extra costs for road charges, insurance, civil defence, etc.

(10.4)                   The attached budget of the estimated amount of operating costs as currently ascertained shall constitute an integral part of this Agreement, cf. Appendix 1.

(10.5)                   The Lessee shall pay operating costs as from the date of occupation to the extent of a given proportion of the costs incurred throughout the current accounting year.

(10.6)                   Symbion is entitled to claim payment with the rent of an amount on account towards operating costs. The annual amount payable on account has been fixed at DKK 422/sqm net area, to be paid in instalments with the rent. The amounts on account are subject to revision by Symbion without notice.

(10.7)                   Symbion will prepare accounts for operating costs as at 1 January every year and will submit the accounts to the Lessee within 4 months thereafter.

(10.8)                   Any supplementary amounts or refunds payable according to the accounts shall fall due for payment in cash 14 days after submission of the accounts.

11     Heating Expenses

(11.1)                   The Property is heated by district heating.

(11.2)                   The Premises will be supplied with heating and hot water.

(11.3)                   The heating accounts will include all expenses incidental to heating and hot-water supply, including:

                   (a)     Fuel expenses, including fuel expenses and/or charges payable to supply company, Co2 tax (heating), coal tax and oil tax.

                   (b)     Supervision and repairs, including maintenance of system for heating, hot- and cold-water supplies, including firing plant/heat exchanger, pumps, heating pipes and radiators, except for radiator valves, plant for heating, storing and distribution of hot service water, hot-water unit and installations for monitoring and control of heating and hot water.

                   (c)     Water and water distribution charge

                   (d)     Attendant responsible for heating system

                   (e)     Administration of heating accounts

                   (f)      Heat control scheme (VKO)

(11.4)                   Heating expenses shall be calculated for the entire Property including common areas, and all expenses shall be apportioned to the individual premises leased in proportion to net areas, cf. Clause 1.2.

(11.5)                   The attached budget of the estimated amount of heating expenses as currently ascertained shall constitute an integral part of this Agreement, cf. Appendix 1.

(11.6)                   The Lessee shall pay heating expenses as from the date of occupation in proportion to the expenses for the full current accounting year.

(11.7)                   Symbion is entitled to claim payment with the rent of an amount on account towards heating expenses. The annual amount payable on account has been fixed at DKK 247/sqm net area, to be paid in instalments with the rent and subject to variation by Symbion without notice.

(11.8)                   Symbion will prepare heating accounts on 1 January every year, submitting the accounts within 4 months thereafter. Section 51(1) and (2) of the Act concerning the time limit for submission of heating accounts, etc., and the effects of non-compliance with such time limit shall not apply to the lease.

(11.9)                   Any supplementary amounts or refunds payable according to the accounts shall fall due for payment in cash 14 days after submission of the accounts, and section 50 of the Act shall not apply to the lease.

(11.10)             Upon vacation of the Premises the Lessee shall pay any applicable meter reading charge to the heating supply company.

(11.11)             Symbion accepts no liability for disruption of the heat and hot-water supply but shall remedy any such disruption as soon as possible. During the summer period Symbion is entitled to cut off the hot-water supply for up to 28 days for the purpose of facilitating inspection, etc., of the system.

(11.12)    The Lessee shall keep the Premises frost-free.

12     Other Costs and Expenses

(12.1)                   The Lessee shall pay all costs incidental to its own consumpton of electricity direct to the supplier.

(12.2)                   Where the Premises are not provided with a meter, but where premises under several leases are connected to the same meter, the total costs shall be apportioned in proportion to net areas.

13     Disclaimer by Symbion

(13.1)                   Symbion accepts no liability for temporary disruption of the supply of water, electricity, etc., or refuse collection, but shall remedy any such disruption where caused by Symbion’s systems or resulting from Symbion’s cleaning or maintenance obligations.

14     Insurance

(14.1)                   Symbion shall keep the Property covered under a buildings and fire insurance, including glass insurance, interior as well as exterior. The Lessee shall personally take out any other insurance cover.

15     Maintenance

(15.1)                   The Lessee shall carry out and pay for the maintenance of the Premises, including

(a)              Interior surfaces and coating for ceilings, walls, floors, doors, windows, woodwork and pipes as well as flagstones, tiles, linoleum, carpeting or other flooring.

(b)              Non-load-bearing dividing walls in the Premises as well as interior and exterior doors belonging to the rented premises, out towards the common area.

                   (c)     Door handles, hinges and mountings, locks and keys.

                   (d)     Drainage installations in the Premises until branching-point from downpipe, including branches crossing the Premises from drains in upper floors, but only from water seal.

                   (e)     Cold-water installations from branching-point from through-going lines.

                   (f)      Electric installations from main panel, including wires, switches, plugs and high-sensitivity earth-fault circuit breaker.

                   (g)     Fittings and mountings, valves and control levers for heat, water, drains, etc.

                   (h)     Plumbing, including toilets, sinks and wash basins, shower cabins, etc.

                   (i)      Cloakroom, toilet, bathroom and kitchen furniture and equipment.

                   (j)      White goods for freezing, refrigerating, cooking, dish-washing, washing, drying, etc.

                   (k)     Other similar equipment appurtenant to the Premises.

(15.2)                   “Maintenance” shall mean repair and replacement (renewal).

(15.3)                   The duty of maintenance shall apply, whether rendered necessary by ordinary wear and tear, misuse or abnormal use or operation, technical obsolescence, accidental loss or damage for which a third party is liable.

(15.4)                   Maintenance works for which the Lessee is responsible shall be carried out immediately when a defect has been ascertained. In case of any failure by the Lessee to carry out such work despite reasonable notice being given, Symbion is entitled to have the relevant work done at the Lessee’s expense. The reimbursement of any such expenses shall constitute a contractual liability as between Symbion and the Lessee.

(15.5)                   Symbion and its technicians and experts are entitled to enter upon the Premises during normal working hours to prepare or carry out maintenance work, subject to giving one week’s notice in the case of preparing and 8 weeks’ notice in the case of carrying out work. The work shall be carried out in such a manner as to cause the Lessee as little inconvenience as possible. Symbion and its technicians and experts are further entitled to enter upon the Premises without notice where urgent intervention or repairs make such action necessary.

(15.6)                   Any deterioration of the useful value of the Premises due to work carried out by Symbion in connection with the maintenance of the Premises, common areas, entrances or of the Property in general, whether building parts, installations or the like, will not entitle the Lessee to a proportionate reduction or compensation. This shall apply to the period during which the work is being carried out as well as to the period from the time when the defects to be remedied were ascertained until the implementation of the work, due to delays in delivery of materials, in securing the services of the builders normally working on the Property, weather conditions or any other matters beyond the control of Symbion.

(15.7)                   Any defects in the Premises or damage to the property of the Lessee caused by accident, such as precipitation, or by the action of a third party, such as other users of the Property, will not entitle the Lessee to a proportionate reduction or compensation.

16     Rebuilding, etc., by Lessee

(16.1)                   Any rebuilding, installation, repairs or facilities required by public authorities, including building authorities, fire fighting authorities, public health authorities, working environment authorities or any other authorities, as conditions for the business conducted by the Lessee from the Premises shall be carried out by the Lessee at its own expense, whether such requirements are specified on the Effective Date of the Lease Agreement or subsequently thereto. The provisions set out in Clauses 16.2 and 16.3 shall apply to any such alterations.

(16.2)                   Section 38(1) of the Act shall not apply to the lease; accordingly, the Lessee is only entitled to carry out installations or rebuilding in respect of the Premises, common areas or the structure of the building subject to the written consent of Symbion or to the extent that the Lessee is entitled thereto under mandatory statutory provisions, currently sections 37 and 38(2) of the Act.

(16.3)                   The Lessee shall reinstate the Premises unless waived by Symbion. The Lessee shall upon demand provide security for the said duty of reinstatement, covering all costs incidental thereto. The security may be required to be adjusted once a year to reflect the movement of prices.

17     Signs

(17.1)                   Any placing of signs, advertisements, marquees, etc., on or near the Premises shall be subject to the prior written approval of Symbion.

(17.2)                   Upon vacation of the Premises the Lessee shall ensure full reinstatement of facades, signposts, etc., and shall remove any trace of objects left on or affixed to the Premises under Clause 17.1 unless waived in writing by Symbion.

18     Subletting

(18.1)                   The Lessee is not entitled to transfer the use of the Premises to any other party - whether in whole or in part.

(18.2)                   The Lessee is not entitled to sublet or sublease the Premises - whether in whole or in part.

19     Assignment

(19.1)                   The Lessee is not entitled to assign the lease - whether in whole or in part, and section 55 of the Act shall not apply to the lease.

20     Term and Termination

(20.1)                   The lease shall be for a fixed term of 3 years and shall terminate without notice for vacation on 31 March 2006 (hereinafter referred to as “the Vacation Date”), provided always that the Lessee may give 6 months’ notice to terminate the lease on the first day of any month.

(20.2)                   It is the object of Symbion to run a science park, attracting domestic and foreign, private and public research projects and facilitating the establishment of new research- and development-based businesses. In order to achieve this object it is necessary to ensure that leases are short to make room for other projects and new-established businesses. This is the reason for the fixed term as set out in Clause 20.1.

21     Compensation on Termination

(21.1)                   Sections 66 and 67 of the Act shall not apply to the lease.

22     Vacation of Premises

(22.1)                   Upon termination of the lease all buildings erected on the Property including all fixtures and fittings shall remain the property of Symbion.

(22.2)                   Provided always that the Lessee shall remove all chattels and contents as well as all technical installations paid for by the Lessee, such as office furniture, machinery and equipment not forming part of the Property, subject to reinstating the Premises in their original condition. The Lessee shall further remove any facilities, installations, etc., taken over from the previous lessee, cf. Clause 4.2.

(22.3)                   Any alterations of the layout of the Premises shall be restored prior to the Vacation Date, so that the Premises appear in their original layout at the commencement of the lease. The same shall apply to any alterations approved by Symbion except in the case of Symbion’s written waiver thereof. Section 75 (2) of the Act shall not apply to the lease.

(22.4)                   Prior to the Vacation Date the Premises shall be repaired by the Lessee and shall be delivered up freshly painted and with new carpets.

(22.5)                   Upon termination of the lease the Lessee shall no later than 12.00 noon on the date on which the Premises are to be vacated, even if this is a public holiday or a day preceding a public holiday, deliver up the Premises cleared, cleaned and in contractual condition and shall return all keys.

(22.6)                   In case the condition of the Premises fails to meet the above specifications on the Date of Vacation, Symbion may at its discretion either repair the Premises at the expense of the Lessee or claim payment in cash of any expenses expected to be incurred for the purposes of such repairs. In addition, Symbion may claim payment of any amount payable under the Lease for the period actually or potentially required for the completion of repairs. Any claim by Symbion shall not depend on whether or not any such repairs are actually carried out.

(22.7)                   As soon as possible after the Vacation Date the Lessee and Symbion shall once again inspect the Premises for any failure as set out in Clause 22.6. A report on vacation shall be prepared and be signed by both parties. If the Lessee does not take part in the inspection of the Premises, the report shall be submitted to the Lessee in time for it to reach the Lessee within four weeks of vacation. Provided always that Symbion is entitled to raise claims in respect of the condition of the Premises even after the end of the said period, since section 74(2) of the Act shall not apply to the lease.

23     VAT

(23.1)                   In its capacity of owner of the Property Symbion has submitted to voluntary registration for the leasing of property in accordance with VAT legislation. Consequently, the annual rent, deposit, heating and other payments under this Agreement shall be subject to VAT, including any future statutory payments in accordance with the provisions in force from time to time.

24     Contract Formalities

(24.1)                   Symbion has urged the Lessee to obtain legal assistance for the purpose of the conclusion of this Agreement.

(24.2)                   The Lessee has received a copy of the check-list prepared by the Ministry of Housing and has duly read the contents thereof.

(24.3)                   Each party shall pay its own professional fees.

Copenhagen, the 17th of January, 2003	Fremont, California, the 24th of February, 2003

For Symbion:	Lessee: Ciphergen Biosystems A/S
Brian List, Property Manager	Daniel M. Caserza, Corporate Controller

Appendix 1            Budget for Operating Costs and Heating Expenses

Operating Costs

With reference to Clause 10 of the Lease Agreement the budget for the annual operating costs for 2001 contains the following items:

Cleaning of all areas, including window cleaning	DKK	976,000
Electricity consumption	DKK	575,000
Burglary and security system	DKK	150,000
Maintenance of common areas of Property	DKK	250,000
Refuse collection and snow-clearing	DKK	250,000
Preparation of joint accounts	DKK	40,000
Insurance premiums, fire contribution to
Municipality of Copenhagen	DKK	85,000
Service subscription, property/installations	DKK	180,000
Sprinkler charge	DKK	7,000
Operations manager	DKK	1,404,000

Total operating costs	DKK	3,917,000

Operating costs to be apportioned on the basis of an area of 9,295 sqm.

For the individual premises leased this represents costs (on account) amounting to DKK 422,000 per sqm per year.

Heating Expenses

With reference to Clause 11 of the Lease Agreement the budget for the heating accounts provides for the following expenses for 2001:

Fuel expenses	DKK	1,608,000
Attendance and repairs, including maintenance	DKK	120,000
Administration of heating accounts	DKK	40,000
Attendant responsible for heating system	DKK	234,000
Water and water distribution charge	DKK	280,000
Heat control scheme (VKO)	DKK	12,000

Total heating expenses	DKK	2,294,000

Heating expenses to be apportioned on the basis of an area of 9,295 sqm.

For the individual premises leased this represents costs (on account) amounting to DKK 247.00 per sqm per year.